                                                               EXHIBIT 10(a)

                                                             JAMES T. NICHOLS
                                                               President and
                                                         Chief Executive Officer
                                                               (817) 348-9704



November 29, 1997


Mr. Brian Levy
19243 Cloister Lake Lane
Boca Raton, Florida  33498


Dear Brian:


On behalf of InterTAN, Inc. (the "Company"), I am hereby offering to you the full-time position of President and Chief Operating Officer of the Company.
Your compensation and benefits will be as described below and will not be subject to adjustment until July 1, 1998 at the earliest. You agree to devote your primary working time, skill, attention and best efforts to the business of the Company as President and Chief Operating Officer at the Company's Fort Worth, Texas office or in such other similar executive position or office as the Company's Chief Executive Officer may designate. All annual amounts are subject to pro rata adjustment to your start date, which is expected to be at the earliest possible date.



  BASE SALARY:         During the term hereof, at least $275,000 per year,
                       payable in 26 equal bi-weekly amounts in accordance with the Company's normal payroll procedures.

  BONUS: Your bonus base will be $125,000. Your bonus base in FY1998 may be subject to change, either up or down, depending upon and corresponding to the Company's actual operating performance as compared to the FY1998 Company budget. While your FY1998 bonus will be subject to pro rata adjustment, it will not in any event be less than $25,000. The bonus payable for fiscal 1999 and beyond will vary reflecting a predetermined formula approved by the Board of Directors annually, in advance. You will also be entitled to such other bonuses, if any, as the Board of Directors of the Company may determine to pay at its sole discretion.
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Mr. Levy
November 29, 1997



  STOCK OPTIONS:       As of the start date of your employment with the Company,
                       you will be granted an option to purchase 60,000 shares of Company common stock under the InterTAN, Inc. 1996
                       Stock Option Plan. The exercise price will be the fair market value of the stock (i.e., NYSE closing price) on the date of grant. You will be entitled to future grants of stock options as determined from time to time by the Board of Directors.

  SEVERANCE BENEFITS:  Your employment with the Company shall be "at will" and the Company shall have the right to terminate your employment at any time.

                       (a) If your employment with the Company is terminated for "gross misconduct", then such termination shall become effective immediately. The Company shall have only those rights or obligations which may have accrued prior to such termination. You shall be entitled to all earned and unpaid salary to the date of termination as well as all other benefits which may be due you pursuant to and subject to any of the Company's health or employee benefit plans in which you are a participant. "Gross misconduct" for purposes of this letter shall mean that you have been convicted of, or have pleaded nolo contendere
                                                               ---------------
                            or entered into any other plea arrangement relating to a felony, whether or not related to the Company's business, or you were guilty of reckless or willful misconduct in the performance of your duties hereunder. The Company's right to terminate your employment shall be in addition to any other rights it may have against you.

                       (b) If your employment with the Company is terminated for any reason other than your voluntary resignation from the Company, your "gross misconduct", or your death or disability, you shall be entitled to receive severance benefits from the Company in an amount equal to twelve (12) months of your then current base salary and the bonus which would be payable under your then current plan formula, such aggregate amount to be paid out equally over the twelve (12) month period following your employment termination date.
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Mr. Levy
November 29, 1997



  CHANGE OF CONTROL:   The Company's 1996 Stock Option Plan and its Deferred
                       Compensation Plan contain "change of control" provisions, each as separately defined in the respective plans. In the event you are employed by the Company at the time a defined "change of control" of the Company occurs under either or both plans, your options and salary continuation shall be subject to treatment as set forth in each such plan.

  DEFERRED
  COMPENSATION PLAN:   You will be designated as a "Participant" in the
                       Company's DCP and your "Plan Benefit Amount" will be set at $2,000,000 and will be subject to and payable in accordance with the terms of the DCP.

  CAR ALLOWANCE:       $9,000 per year, payable in 26 equal bi-weekly amounts as
                       part of your regular paycheck.

  RELOCATION COSTS:    The Company will reimburse you for all reasonable moving
                       expenses related to your family's move to the Dallas/Fort
                       Worth, Texas area. The Company will also pay or reimburse you for customary commissions and fees associated with the sale of your current home. The usual Company house purchase arrangement is available to you if you wish to have the Company purchase your current home. If necessary, the Company will buy your home for the lesser of the actual purchase price you paid or the lowest of up to three current appraisals of your home. If you decide to sell your current home yourself, the Company will pay your current monthly mortgage payment (principal, interest, taxes and insurance) for up to six (6) months from the start date of your employment with the Company
                       (provided you and your family have moved to the Fort
                       Worth area) or until the closing of escrow on the sale of your current home, whichever comes first.

  STOCK PURCHASE PLAN: Voluntary contributions up to 10% of Base Salary; Company will match employee contributions pursuant to existing SPP formula (initially 40%). Existing SPP terms will apply if you elect to participate.

  401(k) PLAN:         You will be entitled to participate in this plan to the
                       same extent as the other members of the Company's executive management in accordance with the plan's terms.
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Mr. Levy
November 29, 1997



  INSURANCE:           You will be entitled to participate in the Company's
                       major medical and dental insurance plans in accordance with their respective terms. You will be provided life insurance (3x annual base salary) and long-term disability insurance. The Company will pay the same proportion of your total premium for each type of insurance as provided to other members of executive management.

  VACATION:            Three weeks paid vacation per calendar year. No carry
                       over of unused vacation time.


If the foregoing accurately sets forth our understanding, please acknowledge below.

Sincerely,

INTERTAN, INC.

/s/JAMES T. NICHOLS

James T. Nichols
President and
Chief Executive Officer


Acknowledged and Accepted

November 29, 1997
         --


/s/BRIAN LEVY
--------------------------
Brian Levy